Exhibit 1

(Translation)
To whom it may concern
January 30, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Determination of Subscribers and Other Items for New Shares and Equity Warrants
through Third Party Allotment
     NIS GROUP CO., LTD. (the “Company”) hereby announces that its Board of Directors today adopted a resolution regarding details of subscribers, as described below, for the new shares and equity warrants, which are described in the terms and conditions announced in the press release entitled “Notification Regarding Changes in Terms and Conditions for New Shares and Equity Warrants Through Third Party Allotment” dated January 11, 2008. The Company also announces that its Board of Directors adopted a resolution regarding amendment to the “Minimum purchase unit”, as described below.
1. Issuance of New Shares through Third Party Allotment
     Determination of details for “4. Third party receiving the allotment and number of shares to be allotted” (for details of subscribers, please refer to the attachment)

TPG Izumi, L.P.	73,880,000 shares
TPG Izumi AIV 6, L.P.	20,480,000 shares
TPG Izumi AIV 1, L.P.	5,640,000 shares
The above numbers of shares to be allotted assume that the number of new shares offered will be the maximum 100,000,000 shares. If the per share price exceeds 200 yen, the number of shares to be issued shall be calculated by dividing 20,000,000,000 yen by the per share price and rounding off to the nearest full number (however, fractional numbers of shares below one trading unit will be rounded off to the nearest 100 shares, and if there is a fractional number consisting of 50 or more shares, the fractional number will be rounded up to the nearest 100 shares). As a result of the foregoing, subscribers may not be entitled to subscribe for the maximum number of shares approved for allotment, and accordingly, there may be circumstances where the final number of shares to be issued pursuant to the approval for allotment may be lower than such maximum approved amount.)
Change in “7. Minimum purchase unit”
The Company changed the minimum purchase unit for the new shares from 10,000 shares to 100 shares.

2. Issuance of Equity Warrants through Third Party Allotment
     Determination of details for “20. Method of offering” (for details of subscribers, please refer to the attachment)
     The number of the Equity Warrants described below will be allotted through third party allotment to the following investment vehicles, respectively.

TPG Izumi, L.P.	64,645 units
TPG Izumi AIV 6, L.P.	17,920 units
TPG Izumi AIV 1, L.P.	4,935 units
The above numbers of the Equity Warrants assume that the total number of the Equity Warrants will be the maximum 87,500 Equity Warrants. If less than 100,000,000 shares are issued, each of the above subscribers will receive a number of warrants calculated by multiplying 0.0875 by the number of new shares issued to such subscriber and then dividing by 100. However, to avoid the issue of fractional trading units, fractional numbers of shares below one trading unit will be rounded off to the nearest unit fractional numbers of less than 50 shares will be rounded down to the nearest number divisible by 100 and fractional numbers of 50 or more shares will be rounded up to the nearest number divisible by 100). As a result of the foregoing, subscribers may not be entitled to subscribe for the maximum number of shares approved for allotment, and accordingly, there may be circumstances where the final number of shares to be issued pursuant to the approval for allotment (and the total number of potential shares subject to the Equity Warrants after the allotment) may be lower than such maximum approved amount.
     The above-mentioned investment vehicles are managed by a leading U.S. private equity investment firm, TPG, with whom we have entered into a strategic investment and business alliance as announced on December 10, 2007.

(Attachment) Company Details

Name of Subscriber			TPG Izumi, L.P.

Outline of Subscriber		Location	Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

		Representative	Clive D. Bode (Vice President of TPG Asia Advisors V, Inc., which is the General Partner of TPG Asia GenPar V, L.P. TPG Asia GenPar V, L.P. is the General Partner of TPG Izumi, L.P.)

		Capital amount	N/A (due to limited partnership)

		Business	Investment Business

		Major shareholder and ratio	–

Relationship with the Company	Investment	Number of the subscriber’s shares the Company holds	–

		Number of the Company’s shares subscriber holds	–

		Personal relationship	N/A

		Business relationship	N/A

Name of Subscriber			TPG Izumi AIV 6, L.P.

Outline of Subscriber		Location	Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801

Representative
Clive D. Bode (Vice President and Secretary of Newbridge Asia Advisors IV, Inc. which is the General Partner of Newbridge Asia GenPar IV, L.P. Newbridge Asia GenPar IV, L.P. is the General Partner of TPG Izumi AIV6, L.P.)

		Capital amount	N/A (due to limited partnership)

		Business	Investment Business

		Major shareholder and ratio	–

Relationship with the Company	Investment	Number of the subscriber’s shares the Company holds	–

		Number of the Company’s shares subscriber holds	–

		Personal relationship	N/A

		Business relationship	N/A

Name of Subscriber			TPG Izumi AIV 1, L.P.

Outline of Subscriber		Location	Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801

		Representative	Clive D. Bode (Vice President of TPG Asia Advisors V, Inc., which is the General Partner of TPG Asia GenPar V, L.P. TPG Asia GenPar V, L.P. is the General Partner of TPG Izumi AIV1, L.P.)

		Capital amount	N/A (due to limited partnership)

		Business	Investment Business

		Major shareholder and ratio	–

Relationship with the Company	Investment	Number of the subscriber’s shares the Company holds	–

		Number of the Company’s shares subscriber holds	–

		Personal relationship	N/A

		Business relationship	N/A